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                                                                  Exhibit 12(b)

             Joseph E. Seagram & Sons, Inc. and Subsidiary Companies
                Computation of Ratio of Earnings to Fixed Charges
                           (U.S. dollars in millions)




                                                          Six Months Ended                         Fiscal Year Ended
                                                             December 31,                                June 30,
                                                   --------------------------------         ---------------------------------
                                                      1999                1998                 1999                1998
                                                   --------------      ------------         ---------------    --------------

Income (loss) from continuing operations,
     before tax                                    $         75        $         88         $       (17)        $        17
Add
     Dividends from equity companies                          1                   1                   1                   2
     Fixed charges                                          135                  99                 349                 182
     Interest capitalized, net of amortization                -                   -                   -                   -
                                                   --------------      ------------         ---------------    --------------
Earnings available for fixed charges               $        211        $        188         $       333         $       201
                                                   ==============      ============         ===============    ==============
Fixed charges:
     Interest expense                              $        130        $         93         $       339         $       170
     Portion of rent expense deemed to
        represent interest factor                             5                   6                  10                  12
                                                   --------------      ------------         ---------------    --------------
Fixed charges                                      $        135        $         99         $       349         $       182
                                                   ==============      ============         ===============    ==============
Ratio of earnings to fixed charges                         1.56                1.90             (a)                    1.10
                                                   ==============      ============         ===============    ==============


(a) Fixed charges exceeded earnings by $16 million for the year ended June 30, 1999.